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                                                                    EXHIBIT 5.1



                                 March 5, 1997



Safeway Inc.
5918 Stoneridge Mall Road
Pleasanton, California 94558

                 Re:      Safeway Inc. Registration Statement on Form S-4

Ladies and Gentlemen:

                 In connection with the registration of 45,403,683 shares (the "Shares") of common stock, par value $.01 per share ("Common Stock") of Safeway Inc., a Delaware corporation (the "Company"), on Form S-4 (the "Registration Statement") filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, you have requested my opinion with respect to the matters set forth below. Pursuant to the Agreement and Plan of Merger (the "Merger Agreement") dated as of December 15, 1996, as amended by the First Amendment to Agreement and Plan of Merger dated as of January 8, 1997, among the Company, SSCI Merger Sub, Inc., a Michigan corporation and an indirect and wholly owned subsidiary of the Company ("Merger Sub"), and The Vons Companies, Inc., a Michigan corporation ("Vons"), (i) 41,276,222 of the Shares (the "Exchange Shares") are issuable upon exchange of common stock, par value $.10 per share, of Vons ("Vons Common Stock"), (ii) 3,841,711 of the Shares (the "Option Shares") are issuable upon exercise of stock options (the "Stock Options") issued pursuant to The Vons Companies, Inc. Management Stock Option Plan and The Vons Companies, Inc. 1990 Stock Option and Restricted Stock Plan, as such plans will be amended pursuant to the Merger Agreement (collectively, the "Vons' Stock Option Plans") and (iii) 285,750 of the Shares (the "Replacement Shares") are issuable upon exercise of stock options (the "Replacement Options") to be issued pursuant to the Stock Option Agreements to be entered into between the Company and current or former members of the board of directors of Vons (the "Replacement Option Agreements").
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Safeway Inc.
March 5, 1997
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                 I am General Counsel for the Company.  In that capacity, I have acted as counsel for the Company in connection with such registration, I am familiar with the proceedings taken and proposed to be taken by the Company in connection with the authorization and issuance of the Shares, and for the purposes of this opinion, have assumed such proceedings will be timely completed in the manner presently proposed. In addition, I, or members of my staff, have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to my satisfaction of such documents, corporate records and instruments as I have deemed necessary or appropriate for purposes of this opinion.

                 In my examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals, and the conformity to authentic original documents of all documents submitted to me as copies.

                 I am opining herein as to the effect on the subject transaction only of the General Corporation Law of the State of Delaware, and I express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or, in the case of Delaware, any other laws, or as to any matters of municipal law or the laws of any other local agencies within any state.

                 Subject to the foregoing and the other matters set forth herein, it is my opinion that:

                 (1) The Exchanged Shares have been duly authorized, and, upon issuance and delivery thereof in accordance with the Merger Agreement, will be validly issued, fully paid and nonassessable.

                 (2) The Option Shares have been duly authorized, and, upon issuance, delivery and payment therefor in the manner contemplated by the Vons' Stock Option Plans and, assuming the Company completes all actions and proceedings required on its part to be taken prior to the issuance and delivery of the Option Shares pursuant to the terms of the Vons' Stock Option Plans, the Option Shares will be validly issued, fully paid and nonassessable.

                 (3) The Replacement Shares have been duly authorized and, upon issuance, delivery and payment therefor in the manner contemplated by the Replacement Option Agreements and assuming the Company completes all actions and proceedings required on its
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Safeway Inc.
March 5, 1997
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part to be taken prior to the issuance and delivery of the Replacement Shares pursuant to the terms of the Replacement Option Agreements, the Replacement Shares will be validly issued, fully paid and nonassessable.

                 I consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to me contained under the heading "Legal Matters" in the Proxy Statement/Prospectus included therein.

                                                   Very truly yours,


                                                   /s/ Michael C. Ross

                                                   Michael C. Ross, Esq.
                                                   Senior Vice President,
                                                   General Counsel and Secretary